                                                                    EXHIBIT 5.2

                          [SIDLEY & AUSTIN LETTERHEAD]


                                             December 9, 1996



Mr. Emmet P. Cassidy
Secretary and Treasurer
Peoples Energy Corporation
130 E. Randolph Dr., 24th Floor
Chicago, IL  60601

          Re:  Peoples Energy Corporation Directors Deferred
               Compensation Plan (the "Plan")
               ---------------------------------------------

Dear Mr. Cassidy:

          You have requested our opinion with respect to the applicability of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the Plan, the status of the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Federal income tax consequences to participants and to Peoples Energy Corporation (the "Company") of participation in the Plan by eligible directors of the Company. A description of the Plan is contained in the prospectus referred to in the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Plan. Such description is incorporated herein by reference.

          We have examined the Plan, the relevant provisions of ERISA and the Code, and the regulations issued thereunder, relevant rulings of the Internal Revenue Service and such other documents, facts and law as we have deemed relevant.

          Based on applicable law and the assumptions set forth above, it is our opinion that the Plan is not subject to the provisions of ERISA and is not a qualified plan under Section 401(a) of the Code.

          It is our further opinion that the Federal income tax consequences to participants and to the Company of participation in the Plan by eligible directors of the Company are as follows:

          Compensation which is deferred in the form of cash by an eligible director pursuant to an election made under the Plan will, together with the interest credited thereon, be taxable as compensation income to the director at the time such compensation is paid to the director, in the amount so paid.

          Compensation which is deferred in the form of stock by an eligible director pursuant to an election made under the Plan will, together with dividend equivalents credited thereon, be taxable as compensation income to the director at the time shares of common stock of the Company are distributed to the director, in an amount equal to the fair market value of the shares of common stock so distributed on the date of distribution plus the amount of any cash payment representing fractional shares.

Mr. Emmet P. Cassidy
December 9, 1996
Page 2

          The Company will be entitled to a compensation deduction in the same amount and at the same time as compensation income is taxable to a director.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, and further hereby consent to the reference to our name in the prospectus referred to in such Registration Statement under the caption "Legal Opinions".

                                        Very truly yours,


                                        /s/ SIDLEY & AUSTIN



SRS:wvd